Exhibit 10.1


                                    Merger of



                                 BPZ ENERGY INC.



                                      Into



                              NAVIDEC MERGER CORP.

                          A wholly owned subsidiary of

                                  NAVIDEC, INC.



                               Dated July 8, 2004

                                MERGER AGREEMENT

     MERGER AGREEMENT (this "Agreement"), dated as of July 8, 2004, by and among Navidec, Inc., a Colorado corporation ("Navidec"), Navidec Merger Corp., a Colorado transitory corporation ("Merger Corp."), and BPZ Energy, Inc., a Texas corporation ("BPZ"). Each of Navidec, Merger Corp. and BPZ is sometimes referred to herein as a "Party" and together, as the "Parties."

                              W I T N E S S E T H :

     WHEREAS, the shareholders of BPZ, listed on Schedule A ("BPZ
Shareholders"), hold all of the issued and outstanding shares of BPZ common stock, no par value per share (the "BPZ Common Stock"); and

     WHEREAS, Navidec is subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shares of Navidec common stock, no par value per share (the "Navidec Common Stock"), are listed on the NASD OTC Electronic Bulletin Board; and

     WHEREAS, pursuant to this Agreement, Merger Corp. will merge with and into BPZ on the terms and subject to the conditions set forth herein (the "Merger") and, in connection therewith, and subject to the satisfaction of certain conditions, up to 27,000,000 shares of Navidec Common Stock shall be issued to BPZ in accordance with Schedule A and in the manner set forth in Article II hereof and upon the terms and conditions otherwise set forth in this Agreement in order that BPZ shall be the surviving entity and shall be a wholly-owned subsidiary of Navidec, and BPZ shall own 71% of the issued and outstanding shares of Navidec Common Stock and the name of the Company shall be changed to BPZ Energy, Inc. and,

     WHEREAS, the respective Boards of Directors of the Parties have adopted resolutions approving this Agreement and declaring its advisability;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                    Article I
                                   THE MERGER
                                   ----------

     1.1 Consummation of the Merger. Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the consummation of the Merger (the "Closing") shall take place in accordance with the applicable provisions of the Colorado Business Corporations Act (the "CBCA") at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article V (other than those to be satisfied at or as of the date of the Closing) at the Denver offices of Ballard Spahr Andrews & Ingersoll, LLP, unless another date, time or place is agreed to by the Parties (the "Closing Date") at which time Merger Corp. will merge with and into BPZ, and BPZ shall be the surviving entity and become a wholly-owned subsidiary of Navidec. BPZ shall file a Certificate of Merger in the State of Texas and the State of Colorado, and BPZ shall be the surviving corporation (the "Surviving Corporation").

     1.2 Subsequent Actions. If, at any time after the Closing Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Parties, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     1.3 Surviving Corporation: Certificate of Incorporation; By-laws; Officers and Directors. Unless otherwise agreed to by the Parties prior to the Closing, on the Closing Date:

          (a) the certificate of incorporation of Surviving Corporation as in effect immediately prior to the Closing (a true and correct copy of which is attached hereto as Schedule 1.3(a)) shall be, at and after the Closing Date, the certificate of incorporation of Surviving Corporation (the "Certificate of Incorporation") until further altered, amended or repealed in accordance with the this Agreement or applicable law;

          (b) the by-laws of Surviving Corporation as in effect immediately prior to the Closing (a true and correct copy of which is attached hereto as Schedule 1.3(b)) shall be, at and after the Closing Date, the by-laws of Surviving Corporation until further altered, amended or repealed in accordance with this Agreement, such by-laws or applicable law; and

          (c) the officers and directors of Surviving Corporation and Navidec from and after the Closing shall be the Persons set forth on Schedule 1.3(c), until their successors are elected or appointed and qualified or until their earlier resignation or removal.

                                   Article II
                                  CAPITAL STOCK
                                  -------------

     2.1 Treatment of Capital Stock. The manner and basis of converting shares of BPZ Common Stock for shares of common stock, no par value per share, of Navidec by virtue of the Merger and without any action on the part of the Parties or any holder thereof, shall be as set forth in this Article II. At or before Closing, all shares of BPZ Preferred Stock shall convert to BPZ Common Stock.

     2.2 Conversion of BPZ Common Stock. At the Closing, the BPZ Common Stock, shall be converted into 9,000,000 shares of validly issued, fully paid and nonassessable shares of Navidec Common Stock (the "BPZ Converted Shares") in exchange for all of the BPZ Common Stock issued and outstanding. Immediately subsequent to the Closing Date, Navidec shall file a proxy statement with the Securities and Exchange Commission to seek shareholder approval to amend the Navidec Articles of Incorporation to change the name of Navidec to BPZ Energy, Inc. and to increase the number of shares of Navidec Common Stock authorized for issuance to 100,000,000 shares. To provide capital to satisfy the requirements of Section 2.5. Except as otherwise provided herein, commencing immediately after the Closing, each certificate (a "BPZ Certificate") which, immediately prior to the Closing, represents all or a portion of the BPZ Common Stock shall evidence the right to receive a proportionate share of the BPZ Converted Shares on the basis set forth in this Section 2.2 and dividends or distributions, if any, pursuant to Section 2.4 hereof.

     2.3 Conversion of Merger Corp. Common Stock. At the Closing, each share of Merger Corp. Common Stock issued and outstanding immediately prior to the Closing, and all rights in respect thereof, shall forthwith cease to exist and shall be converted into one validly issued, fully paid and nonassessable share of common stock of BPZ.

     2.4 Exchange Procedures. On the Closing Date, BPZ shall surrender to Navidec one or more BPZ Certificates representing the BPZ Common Stock, together with a duly executed and completed letter of transmittal and all other documents and materials reasonably required by Navidec to be delivered in connection therewith, and shall be entitled to receive a certificate or certificates representing the BPZ Converted Shares into which the shares of BPZ Common Stock which immediately prior to the Closing were represented by such surrendered BPZ Certificate or Certificates shall have been converted pursuant to the provisions of Section 2.2. Unless and until a BPZ Certificate is so surrendered, no dividend or other distribution, if any, payable to the holders of record of shares of Navidec Common Stock as of any date subsequent to the Closing Date shall be paid to the holder of such BPZ Certificate in respect thereof or in respect of the Navidec Common Stock into which such BPZ Certificate is exchangeable. Except as otherwise provided herein, upon the surrender of a BPZ Certificate, the record holder of the certificate or certificates representing shares of Navidec Common Stock issued in exchange therefor shall be entitled to receive (i) at the time of surrender, the amount of any dividends or other distributions (net of any applicable tax withholdings) having a record date after the Closing Date and a payment date prior to the surrender date, and (ii) at the appropriate payment date, the amount of dividends or other distributions (net of any applicable tax withholdings) having a record date after the Closing Date and a payment date subsequent to the surrender date, in each case, payable in respect of such shares of Navidec Common Stock. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

     2.5 Earn-Out Provisions.

          (a) Notwithstanding anything in this Agreement to the contrary, promptly following the date (which date shall be no later than 24 months from the Closing Date) that the Surviving Corporation (or any successor thereto) receives confirmation from a licensed petroleum engineer that it owns proven reserves totaling greater than fifty billion cubic feet (bcfe) of natural gas or its equivalent in crude oil or any combination thereof as barrels of oil equivalent (boe), such date being referred to herein as an "Earn-Out Achievement Date", the BPZ Shareholders shall be entitled to and shall receive an additional 9,000,000 shares of validly issued, fully paid and non-assessable Navidec Common Stock (the "First BPZ Earn-Out Shares"), as set forth on Schedule A, and the BPZ Shareholders shall in addition be entitled to receive, with respect to the First BPZ Earn-Out Shares, the amount of any dividends or other distributions (net of any applicable tax withholdings) having a record date after the Earn-Out Achievement Date, payable in respect of such shares of Navidec Common Stock. Notwithstanding anything in this Agreement to the contrary, if at any Earn-Out Achievement Date the Articles of Incorporation of Navidec have not been amended to accommodate the delivery of the BPZ Earn-Out Shares, the BPZ Earn-Out Shares shall be deemed issued and shall be delivered as soon as necessary corporate action has been taken to amend such Articles of Incorporation to increase the authorized capital as required by Section 8.5 of this Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, promptly following the date (which date shall be no later than 36 months from the first Earn Out Achievement Date as set forth in (a) above) that the Surviving Corporation (or any successor thereto) is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by BPZ not less than 2,000 barrels of oil per day or the energy equivalent thereof should said production be a mixture of both oil and natural gas ("BOEPD") (the "Second Earn-Out Achievement Date"), the BPZ Shareholders shall be entitled to and shall receive 9,000,000 additional shares of validly issued, fully paid and non-assessable Navidec Common Stock (the "Second BPZ Earn-Out Shares," and collectively or independently with the First BPZ Earn-Out Shares, the "BPZ Earn-Out Shares"). In addition to the Second BPZ Earn-Out Shares, the BPZ Shareholders shall be entitled to receive with respect to the Second BPZ Earn-Out Shares, the amount of any dividends or other distributions (net of any applicable tax withholdings) having a record date after the Second Earn-Out Achievement Date, payable in respect of such shares of Navidec Common Stock.

     2.6 Federal Income Tax Treatment. It is the intent of the Parties that the Merger contemplated hereby be treated for federal income tax purposes as a tax-free merger pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "IRC"). The Parties shall report the transactions under this Agreement consistent with such treatment, shall keep such records and file such information with respect thereto as is required by Treasury Regulation 1.368-3 and shall take no position that is contrary thereto except pursuant to an administrative finding upon the appeal of a 30-day letter or unless required to do so pursuant to a determination as defined in IRC Section 1313(a).

                                  Article III
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     3.1 Representations and Warranties of Navidec and Merger Corp. Except as set forth in the Navidec disclosure schedule delivered by Navidec to BPZ prior to the execution of this Agreement (the "Navidec Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation of warranty, if the disclosure set forth in the Navidec Disclosure Schedule is reasonably apparent to such other representation or warranty), Navidec and Merger Corp. represent and warrant to BPZ, as follows:

          (a) Power and Authority. Navidec and Merger Corp. have the corporate power and authority to enter into this Agreement and to carry out its and their obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Navidec and Merger Corp., and no other corporate proceedings on the part of Navidec or Merger Corp. is necessary or advisable to authorize this Agreement and the transactions contemplated hereby.

          (b) No Material Adverse Effect. Since March 31, 2004, there has not been any material adverse change in the business, operations, properties, assets, condition, financial or otherwise, of Navidec.

          (c) Due Organization; Power; Qualification; Subsidiaries and Affiliates, Etc.

               (i) Navidec is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power to own its property and to carry on its business as now conducted. Navidec is not qualified to do business as a foreign corporation in any jurisdiction.

               (ii) Navidec has three subsidiaries namely Merger Corp., Navidec Financial Services, Inc. ("Navidec Financial") and Northsight Mortgage Corporation ("Northsight"). Navidec has no other subsidiaries or affiliates, as that term is used in the regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Prior to the closing date, Northsight will become a subsidiary of Navidec Financial.

          (d) Capitalization.

               (i) As of the date of this Agreement, the total authorized capital stock of Navidec consists of 20,000,000 shares of Navidec Common Stock. As of the Closing Date except as described in Section 3.1(d)(ii) below, 5,000,000 shares will be outstanding and/or reserved for to permit the exercise of any vested and unexpired options which may be outstanding at closing and as set forth on Schedule 3.1(d)(I). If subsequent to closing any options are exercised in accordance with their terms as set forth on Schedule 3.1(d)(c) any funds received as proceeds of such exercises shall be payable by Navidec to Navidec

          Financial. Between the date of this Agreement and the Closing Date the management of Navidec may take whatever actions it deems appropriate to grant or amend stock or stock option grants to its management and employees so long as the combined fully diluted number of shares that are issued and outstanding or reserved for does not exceed 5,000,000 shares at the Closing Date.

               (ii) Immediately upon execution of this Agreement, Navidec with the assistance of BPZ shall commence a private placement of Navidec Common Shares to raise up to $6 million on a best efforts all or none $3 million minimum; best efforts $6 million maximum basis. No more than 6,000,000 Navidec Common Shares will be issued in this offering and to the extent that the minimum has been reached and Closing has occurred, the balance of the shares reserved for the private placement may continue to be offered until the maximum has been achieved.

               (iii) Other than 564,500 "A" Stock Purchase Warrants exercisable into shares of Navidec Common Stock at an exercise price of $2.00 per share, expiring on August 31, 2005, and 564,500 "B" Stock Purchase Warrants exercisable into shares of Navidec Common Stock at an exercise price of $4.00 per share, expiring on August 31, 2005 (collectively, the "Warrants"), there are no present and on the Closing Date there will be no outstanding subscriptions, options, warrants, contracts, calls, puts, agreements, demands or other commitments or rights of any type to purchase or acquire any securities of Navidec (other than the Warrants), nor are there outstanding securities or debt instruments of Navidec which are convertible into or exchangeable for any shares of capital stock of Navidec, and, other than may be required in connection with this agreement, Navidec presently has and as of the Closing Date will have no obligations of any kind to issue any additional securities.

               (iv) As contemplated, the Parties agree that prior to Closing, Navidec shall establish a record date to spin out the shares of Navidec Financial owned by Navidec to all shareholders of record of Navidec at the record date. The Parties believe that this transaction may require registration. Furthermore, the Parties agree that at or before Closing, in addition to assigning the Navidec ownership of Northsight to Navidec Financial, all other assets and liabilities of Navidec shall be assigned to Navidec Financial. It is contemplated by the parties to this Agreement that at the effective date of the completion of all transactions contemplated by this Agreement including the finalization of the spin-off of Navidec Financial, effectively Navidec, as of the Closing Date, would have no assets, no liabilities and no effective business other than the businesses of BPZ.

          (e) Securities Filings; Financial Information; No Material Adverse Change.

               (i) The common stock of Navidec is listed on the NASD OTC Electronic Bulletin Board. Navidec has filed its annual report on Form 10-K for the year ended December 31, 2003 and its quarterly report on Form 10-QSB for the period ended March 31, 2004 (the "Navidec Periodic

          Reports") with the SEC. The Navidec Periodic Reports were true, correct and accurate as of the date of filing and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The Navidec Periodic Reports include Navidec's audited balance sheets and income statements for the fiscal years ended December 31, 2002 and December 31, 2003, and unaudited financial information for March 31, 2003 and 2004 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and fairly present in all material respects, the financial condition of Navidec as at the respective dates thereof, and the results of operation of Navidec for the periods then ended.

               (iii) At March 31, 2004, there were no liabilities, absolute or contingent of Navidec that were not shown or reserved against on the balance sheets included in the Financial Statements, except obligations under the contracts shown on or as otherwise disclosed in
          Schedule 3.1(e) of the Navidec Disclosure Schedule. As of the Closing Date, Navidec shall have no assets or liabilities of any kind, whether known or unknown, accrued, absolute, contingent or otherwise.

               (iv) Since March 31, 2004, Navidec has not sold or otherwise disposed of or encumbered any of the properties or assets reflected on the Financial Statements, or other assets owned or leased by it, except in the ordinary course of business, or as otherwise disclosed on Schedule 3.1(e) of the Navidec Disclosure Schedule.

          (f) Tax Matters.

               (i) Navidec has filed or caused to be filed with the appropriate federal, state, county, local and foreign governmental agencies or instrumentalities all material tax returns and reports required to be filed, and all taxes, assessments, fees and other governmental charges have been fully paid when due (subject to any extensions filed on a timely basis).

               (ii) There is not pending nor, to the knowledge of Navidec, is there any threatened federal, state or local tax audit of Navidec. There is no agreement with any federal, state or local taxing authority by Navidec that may affect the subsequent tax liabilities of Navidec.

               (iii) Without limiting the foregoing: (A) the Financial Statements include adequate provisions for all taxes, assessments, fees, penalties and governmental charges which have been or in the future may be assessed against Navidec with respect to the period then ended and all periods prior thereto; and (B) on the date hereof, Navidec is not liable for any taxes, assessments, fees or governmental charges.

          (g) No Conflict or Default; Enforceability; Corporate Records; Compliance with Law. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any term, condition or provision of the articles of incorporation, by-laws or other charter documents of Navidec or Merger Corp., nor of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Navidec or Merger Corp. is a party or by which Navidec, Merger Corp. or any of its or their assets or properties is or may be bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation or imposition or any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of Navidec or Merger Corp., nor give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of Navidec or Merger Corp. This Agreement and all other agreements and documents delivered by Navidec and Merger Corp. in connection herewith have been duly executed and delivered by Navidec and Merger Corp. and constitute the binding obligations of Navidec and Merger Corp. enforceable in accordance with their respective terms. Navidec and Merger Corp. have permitted, or will permit, BPZ to examine their respective corporate minute and stock records books. The corporate minute books contain the articles of incorporation, by-laws and other charter documents of Navidec and Merger Corp. as in effect on the date hereof and a true and complete record of all actions by and meetings of the directors (and committees thereof) and stockholders of Navidec and Merger Corp. and accurately reflect all transactions referred to therein. To their knowledge, neither Navidec nor Merger Corp. are in violation of any outstanding arbitration award, judgment, order or decree; or to their knowledge, in violation of any material statute, regulation or ordinance ("Law"), including, but not limited to, any antidiscrimination, hazardous and toxic substances, wage, hour, working condition, payroll withholding, pension, building, zoning and tax Law. To their knowledge, there have been no allegations of or inquiries concerning any material violations of Law by Navidec or Merger Corp. within the past three years.

          (h) Litigation. Except as disclosed in the Navidec Periodic Reports, or in Schedule 3.1(h) there are no actions, suits, investigations, or proceedings pending, nor, to the knowledge of Navidec, threatened against Navidec or Merger Corp., the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution, delivery or consummation of this Agreement. Neither Navidec nor Merger Corp. is subject to any order, judgment, decree, stipulation or consent or any agreement with any governmental body or agency. As of the Closing Date, neither Navidec nor Merger Corp. shall be party to any action, suit or proceeding of any kind.

          (i) Governmental and Other Approval. Navidec and Merger Corp each have all material permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for Navidec and Merger Corp. to conduct its or their business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened, except as would not reasonably be expected to have a material adverse effect on Navidec or Merger Corp., and none of such permits, licenses, orders or approvals will be affected by the consummation of the transactions contemplated by this Agreement. No approval or authorization of or filing with any governmental authority or any other person or entity on the part of Navidec or Merger Corp. is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than the filing of any documents contemplated by this Agreement.

          (j) Salaries. Schedule 3.1(j) of the Navidec Disclosure Schedule sets forth a complete list of all of the persons who are employed by Navidec and Merger Corp. as of the date of this Agreement, together with their compensation (including bonuses) for the calendar year ended December 31, 2003, and the rate of compensation (including bonus arrangements) currently being paid to each such employee. As of the Closing Date, all employees, agents and officers of Navidec and Merger Corp. shall have resigned and provided Navidec and Merger Corp. with general releases in form and substance satisfactory to BPZ.

          (k) Accrued Compensation. Neither Navidec nor Merger Corp. has, nor shall it on Closing, have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of Navidec or Merger Corp.

          (l) Employee Benefit Plans. Neither Navidec nor Merger Corp. has, maintains or contributes to and never has had, maintained or contributed to, any pension plan, profit sharing plan or employee's savings plan, and neither is otherwise subject to any applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

          (m) Material Contracts, Etc. Schedule 3.1(m) of the Navidec Disclosure Schedule contains an accurate list of all material contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which Navidec or Merger Corp. is a party or by which it or its properties are bound (including without limitation contracts with customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, BPZ's, mortgages, options to purchase land, liens, pledges or other security agreements). As of the Closing Date, Navidec and Merger Corp. shall have terminated and been released from any and all contracts, commitments, leases, instruments, agreements.

          (n) The representation and warranties contained herein do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.2 Representations and Warranties of BPZ. Except as set forth in the disclosure schedule delivered by BPZ to Navidec prior to the execution of this Agreement (the "BPZ Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation or warranty or covenant and any other representation or warranty, if the disclosure set forth in the BPZ Disclosure
Schedule is readily applicable to such other representations or warranty), BPZ represents and warrants to Navidec as follows:

          (a) Power and Authority. BPZ has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of BPZ, and no other corporate proceedings on the part of BPZ are necessary to authorize this Agreement and the transactions contemplated hereby.

          (b) BPZ Financial Statements. BPZ has heretofore delivered to Navidec BPZ's audited Balance Sheet and Income Statements for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 (collectively, the "BPZ Financial Statements").

          (c) Financial Information; No Material Adverse Effect.

               (i) The BPZ Financial Statements have been prepared in accordance with generally accepted accounting principles, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and fairly present in all material respects, the financial condition of BPZ as at the respective dates thereof, and the results of operation of BPZ for the periods then ended.

               (ii) Since December 31, 2003, there has been no material adverse change in the business or financial condition or the operations of BPZ except as set forth on Schedule 3.2(c) of the BPZ Disclosure Schedule.

               (iii) At December 31, 2003, there were no liabilities, absolute or contingent of BPZ that were not shown or reserved against on the balance sheets included in the BPZ Financial Statements, except obligations under the contracts shown on or as otherwise disclosed in
          Schedule 3.3(n) of the BPZ Disclosure Schedule.

               (iv) Since December 31, 2003, BPZ has not sold or otherwise disposed of or encumbered any of the properties or assets reflected on the Financial Statements, or other assets owned or leased by it, except in the ordinary course of business, or as otherwise disclosed on Schedule 3.2(c) of the BPZ Disclosure Schedule.

          (d) Due Organization; Power; Qualification; Subsidiaries and Affiliates, Etc.

               (i) BPZ is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas and has the corporate power to own its property and to carry on its business as now conducted.

               (ii) Other than a registered Peruvian branch office with the name "BPZ Energy, Inc. SUCURSAL Peru",and SMC Corporation, a Delaware corporation with a registered branch in Ecuador which are wholly owned by BPZ, BPZ has no subsidiaries or affiliates, as that term is used in the regulations promulgated under the Securities Act.

          (e) Capitalization.

               (i) As of the date of this Agreement, the total authorized capital stock of BPZ consists of 40,000,000 shares of common stock, no par value per share, of which 26,320,000 shares are issued and outstanding. Additionally, BPZ is authorized to issue 5,000,000 shares of preferred stock, of which 905,000 shares are outstanding as Series A 6% Callable Convertible Redeemable Preference Shares. All of the outstanding BPZ Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

               (ii) There are no present and on the Closing Date there will be no outstanding options, warrants, convertible securities or rights which may require BPZ to issue additional shares of its capital stock other than as listed on Schedule 3.3(e) of the BPZ Disclosure Schedule.

          (f) Tax Matters.

               (i) BPZ has filed or caused to be filed with the appropriate federal, state, county, local and foreign governmental agencies or instrumentalities all material tax returns and tax reports required to be filed, and all taxes, assessments, fees and other governmental charges have been fully paid when due (subject to any extensions filed on a timely basis).

               (ii) There is not pending nor, to the knowledge of BPZ, is there any threatened federal, state or local tax audit of BPZ. There is no agreement with any federal, state or local taxing authority by BPZ that may affect the subsequent tax liabilities of BPZ.

          (g) Title to BPZ Shares. The BPZ Shareholders have full right, title and interest to all of the BPZ Common Shares as set forth on Schedule A, free and clear of any lien, encumbrance or claim of any third party whatsoever including statutory, regulatory or equitable claims. Assignment of the title to the BPZ Common Shares will not violate any covenant, agreement or condition to which the BPZ Shareholders are a Party in any way related to change of control which could in anyway impact the validity of the assignment or the value of the BPZ assets.

          (h) No Conflict or Default; Enforceability; Corporate Records; Compliance with Law. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any term, condition or provision of the articles of incorporation, by-laws or other charter documents of BPZ, nor of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which BPZ is a party or by which BPZ or any of its respective assets or properties are or may be bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation of imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of BPZ, nor give to others any interest of rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of BPZ. This Agreement and each other agreement and document delivered by BPZ in connection herewith have been duly executed and delivered and constitute the binding obligations of BPZ enforceable in accordance with their respective terms. BPZ has permitted, or will permit, Navidec to examine the corporate minute and stock records books of BPZ. The corporate minute books contain the articles of incorporation and by-laws and other charter documents of BPZ as in effect on the date hereof and a true and complete record of all actions by and meetings of the directors (and committees thereof) and the BPZ Shareholders and accurately reflect all transactions referred to therein. BPZ is not in violation of any outstanding arbitration award, judgment, order or decree; or in violation of any applicable Law, including, but not limited to, any antidiscrimination, hazardous and toxic substances, wage, hour, working condition, payroll withholding, pension, building, zoning and tax Law. There have been no allegations of or inquiries concerning any violations of law by BPZ within the past three years.

          (i) Party to Agreements. To its knowledge, BPZ is not in default in any material respect under any contract or agreement to which BPZ is a party or by which BPZ or any of its assets is or may be bound.

          (j) Litigation. There are no actions, suits, investigations, or proceedings pending, or, threatened, against BPZ or with respect to the conveyance of clear title to BPZ shares, the BPZ shareholders, the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution, delivery or consummation of this Agreement.

          (k) Governmental and Other Approval. BPZ has all material permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for them to conduct their respective business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened, except as would not reasonably be expected to have a material adverse effect on BPZ, and none of such permits, licenses, orders or approvals will be affected by the consummation of the transactions contemplated by this Agreement. No approval or authorization of or filing with any governmental authority or any other person or entity on the part of BPZ is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than the filing of any documents contemplated by this Agreement.

          (l) Salaries. Schedule 3.3(k) of the BPZ Disclosure Schedule sets forth a complete list of all of the persons who are employed by BPZ as of the date of this Agreement, together with their compensation (including bonuses) for the calendar year ended December 31, 2003, and the rate of compensation (including bonus arrangements) currently being paid to each such employee.

          (m) Accrued Compensation. BPZ does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of BPZ other than as disclosed on Schedule 3.3(l) of the BPZ Disclosure Schedule.

          (n) Employee Benefit Plans. BPZ does not have, maintain or contribute to and never has had, maintained or contributed to, any pension plan, profit sharing plan or employee's savings plan, and neither is otherwise subject to any applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

          (o) Material Contracts, Etc. Schedule 3.3(n) of the BPZ Disclosure Schedule contains an accurate list of all material contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which BPZ is a party or by which it or its properties are bound (including without limitation contracts with customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, BPZ's, mortgages, options to purchase land, liens, pledges or other security agreements).

          (p) Assets of BPZ. BPZ, via its Peruvian registered branch BPZ Energy, Inc. SUCURSAL Peru, has exclusive contractual rights under the Peruvian Hydrocarbon Regulations to (100%) of Areas VI and XVI, and Block XIX located in Peru, and five percent (5%) of Block Z-1 plus the balance of interest of ninety-five percent (95 %), which has been recently released by the former operator and assigned to BPZ subject to appropriate amendment of the contract, located in Peru (collectively the "BPZ Owned Peru Blocks"), in each instance subject to an aggregate ten percent (10%) cost-free interest in the gross revenues, net of royalties paid to the government, of the BPZ Owned Peru Blocks. This overriding ten percent (10%) interest is separately owned by BPZ & Associates, Inc., the predecessor organization that originally developed the information and relationships that created the prospects and projects currently owned by BPZ Energy, Inc. Legal descriptions of Areas VI and XVI, and Blocks XIX and Z-1 are as set forth on Schedule 3.3(o) of the BPZ Disclosure Schedule. In addition, BPZ's wholly owned subsidiary, SMC Ecuador, Inc., holds a ten percent (10%) working interest in and to the oil and gas producing property known as the Campo Gustavo Galindo oilfield of Ecuador.

          (q) The representation and warranties contained herein do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   Article IV
                                    COVENANTS
                                    ---------

     4.1 Navidec Negative Covenants. Navidec agrees that, prior to the Closing
Date:

          (a) No dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of Navidec Common Stock, nor shall Navidec purchase, acquire or redeem or split, combine or reclassify any shares of its capital stock; provided, however, (subject to Section 3.1(d)), Navidec may affect a dividend in respect of the Navidec Common Stock, payable in Navidec Common Stock, and further, Navidec may effect the "spin-off" of Navidec Financial.

          (b) Except pursuant to Section 3.1(d), no change shall be made in the number of authorized or issued Navidec Common Stock nor shall any option, warrant, call, right, commitment or agreement (other than this Agreement) of any character be granted or made by Navidec relating to its authorized or issued Navidec Common Stock; nor shall Navidec issue, grant or sell any securities or obligations convertible into or exchangeable for Navidec Common Stock.

          (c) Navidec will not take, agree to take, or knowingly permit to be taken any action, nor do or knowingly permit to be done anything in the conduct of the business of Navidec or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of Navidec's representations and warranties contained herein to be or become untrue in any material respect at the Closing Date including without limitation amending Navidec's charter documents and By-laws, except as otherwise provided hereby.

          (d) Navidec will not (i) incur any indebtedness for borrowed money;
(ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; or (iii) make any loans, advances or capital contributions to or investments in, any other individual, firm or corporation.

          (e) Navidec will not make, alter or change any employment or other contract with any of its management personnel or make, adopt, alter, revise, or amend any pension, bonus, profit-sharing or other employee benefit plan, or grant any salary increase or bonus to any person without the prior written consent of BPZ.

     4.2 Conduct of Business Pending the Merger. Prior to the effective date of the Merger, unless each of the Parties hereto shall otherwise agree in writing, none of Navidec, Merger Corp. or BPZ shall (i) operate its business otherwise than in the ordinary course, or (ii) authorize, recommend or propose any merger, consolidation, acquisition of assets, disposition of assets, material change in its capitalization or any comparable event, not in the ordinary course of business or in furtherance of the transactions contemplated hereby (in each case, other than the transactions contemplated hereby and transactions as to which written notice has been given to the other companies prior to the date hereof).

                                   Article V
                                CERTAIN COVENANTS
                                -----------------

     5.1 General. Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article V below).

     5.2 Navidec Financial. Navidec shall take all steps necessary to effect the "spin-off" of its wholly owned subsidiary, Navidec Financial to the shareholders of Navidec as of any record date preceding the Closing. Prior to the spin-off, Navidec Financial shall be assigned essentially all of the business assets including two million shares of duly issued fully paid Navidec common stock and all of the liabilities of Navidec and agree to indemnify Navidec from any liability relating to the assigned liabilities. Additionally, Navidec Financial's management shall take the steps deemed necessary at its expense to qualify the spin-off pursuant to the Securities Act as is required. To the extent that the actions required to complete the spin-off of Navidec Financial are not completed prior to the date of Closing, the Parties hereto agree in accordance with Section 1.2 to cooperate fully with the new management of Navidec Financial to complete all necessary filings, registrations, and the execution of all agreements required to consummate the transactions contemplated and necessary relative to the spin-off.

     5.3 Directors. At Closing, all existing directors of Navidec and Merger Corp. shall resign except John McKowen. Mr. McKowen shall then appoint a slate of directors as set forth on Schedule 1.3(c). Navidec shall file any reports required to be filed with the SEC as a result of the resignation and appointment of directors, if any, and BPZ shall provide information reasonably requested by Navidec in connection therewith.

     5.4 Leak Out/Voting Agreements. At Closing, Navidec shall deliver to BPZ leak out and voting agreements executed by each of the Navidec shareholders identified on Schedule 5.4 (collectively, the "Leak Out Agreements"). The form of such Leak Out and Voting Agreements shall be prepared by or on behalf of BPZ and subject to the approval of Navidec, which approval shall not be unreasonably withheld, delayed or conditioned. The Voting Agreements shall provide, among other things for the Navidec shareholders identified on Schedule 5.4 to vote their Navidec Common Stock favorably on all matters relating to consummate the transactions contemplated hereby for a period of not less than 1 year or such shorter period the shareholders own the stock subject to this Agreement.

     5.5 Disclosure. Each of the Parties hereto acknowledges that it has, and will have, possession of important confidential information ("Confidential Information") regarding the other Parties. Each of the Parties hereto agrees that it shall not use any confidential information except in furtherance of the transactions contemplated hereby and shall not divulge, communicate, furnish or make accessible any Confidential Information to any person, firm, partnership, corporation or other entity. No party hereto shall make any public statement from the date of this Agreement through the Closing Date, including without limitation any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other Parties (which consent may not be unreasonably withheld), except as may be required by law, in which case the Parties shall consult with each other as to the nature and scope of the required disclosure and any protective measures which should be taken to preserve the confidentiality of the disclosed information. If any party becomes legally compelled to disclose information relating to this Agreement, such party shall provide the other Parties with notice of such requirement to allow such party to seek a protective order or other remedy. If such protective order or other remedy is not obtained, or if compliance hereof is waived, each party agrees to disclose only that portion of information which is legally required to be disclosed and to permit the other Parties at their expense to take all reasonable steps to preserve the confidentiality of the transactions hereunder.

     5.6 Recommendation of Approval. The Board of Directors of Navidec shall continue to approve this Agreement and the transactions contemplated hereby except as the fiduciary obligations and other duties of such Board of Directors may otherwise require.

     5.7 Access. Prior to the Closing, BPZ shall afford to the officers, attorneys, accountants, and other authorized representatives of Navidec free and full access to the premises, books and records of BPZ, respectively, in order that Navidec may make such investigation as it may desire of the affairs of BPZ, provided such access is not unreasonably disruptive to BPZ's business. Prior to the Closing, Navidec shall afford to the officers, attorneys, accountants, and other authorized representatives of BPZ free and full access to the premises, books and records of Navidec so that it may make such investigations as it may desire of the affairs of Navidec, provided such access is not unreasonably disruptive to Navidec. Notwithstanding the foregoing, the Parties hereto acknowledge that BPZ is actively in the process of negotiating to acquire certain oil producing properties and that such transactions may necessarily involve the acquisition of the entities holding such properties.

     5.8 No Solicitation. Subject to its fiduciary obligations, prior to Closing, Navidec and BPZ will not, nor will they permit any agent or affiliate to, solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or furnish any information to, or cooperate with, any person, corporation, firm or other entity with respect to an Acquisition Proposal. As used herein "Acquisition Proposal" means a proposal for a merger or other business combination involving such entity or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of such entity other than the Merger.

     5.9 Notice of Developments. Navidec and BPZ shall give prompt written notice to the other of any development causing a breach of any of its own representations and warranties in Article III. No disclosure by Navidec, Merger Corp. or BPZ pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule of the relevant party or to prevent or to cure any misrepresentation or breach of representation or warranty.

                                   Article VI
                                   CONDITIONS
                                   ----------

     6.1 Conditions to the Obligations of Navidec. The obligations of Navidec to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the consummation of the transactions contemplated hereby of each of the following conditions:

          (a) No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including entry of a preliminary or permanent injunction, which would
(i) make the transactions contemplated hereby illegal, (ii) adversely affect BPZ or BPZ's right to own its assets or operate its business, or (iii) if the transactions contemplated hereby are consummated, subject any officer, director, or employee of Navidec to criminal penalties or to civil liabilities not adequately covered by insurance or enforceable indemnification maintained by Navidec;

          (b) No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would (i) reasonably be expected to result in any way of the consequences referred to in clauses (i) through (iii) of paragraph (a) above, or
(ii) relate to any person asserting a claim that (A) he, she or it is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, BPZ, or (B) is entitled to all or any portion of the Navidec Common Stock;

          (c) BPZ shall have complied in all material respects with the agreements and covenants herein, and all representations and warranties of BPZ herein shall be true and correct in all material respects at the time of Closing as if made at that time, except to the extent they expressly relate to an earlier date, and Navidec shall have received a certificate to that effect to the best of the knowledge of BPZ, signed by the President of BPZ;

          (d) BPZ shall have acquired title to or licenses or leases related to the right to drill for oil and gas on the properties listed on Schedule 6.1(d). Furthermore, Navidec shall receive comfort that the borrowed funds utilized to acquire the rights described in this Section 6.1(d) are issued through facilities that at Closing are not in default and all covenants are at that date in good standing;

          (e) Navidec and BPZ shall together make arrangements for Navidec to receive debt or equity financing in one or more transactions to close at or prior to Closing, in an amount not less than $3 million, upon such terms and conditions as are acceptable to Navidec and BPZ (the "Financing"). The proceeds of the Financing will be held in escrow by Navidec and will be released immediately after Closing to be used by Navidec for working capital and general corporate purposes.

          (f) A Good Standing Certificate of BPZ, dated no more than 10 days prior to the Closing Date, from the Secretary of State of Texas;

          (g) The shareholders of BPZ shall have delivered to Navidec, one or more Certificates representing the BPZ Common Stock, together with a duly executed and completed letter of transmittal and all other documents and materials reasonably required by Navidec to be delivered in connection therewith; and

     6.2 Conditions to the Obligations of BPZ. The obligations of BPZ to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the consummation of the transactions contemplated hereby, of each of the following conditions:

          (a) No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, which would (i) make the transactions contemplated hereby illegal, or (ii) if the transactions contemplated hereby are consummated, subject any officer, director or employee of BPZ to criminal penalties or to civil liabilities not adequately covered by insurance or enforceable indemnification maintained by Navidec;

          (b) No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would reasonably be expected to result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above;

          (c) Navidec shall have complied in all material respects with its agreements and covenants herein, and all representations and warranties of Navidec and Merger Corp. herein shall be true and correct in all material respects at the time of Closing as if made at that time, except to the extent they expressly relate to an earlier date, and BPZ shall have received a certificate to that effect to the best of the knowledge of Navidec, signed by the President of Navidec;

          (d) The financing for a minimum of $3 million as described in Section 6.1(e) shall have been concluded.

          (e) Good Standing Certificates of Navidec and Merger Corp., dated no more than 10 days prior to the Closing Date, from the Secretary of State of Colorado;

          (f) All necessary third party and governmental consents and approvals required for transactions contemplated hereby shall have been obtained;

          (g) Navidec shall have delivered to BPZ copies of the resignations of all of the directors of Navidec and Merger Corp. as of the Closing Date, with the exception of Mr. John McKowen, which resignations shall be dated as of the Closing Date;

          (h) Navidec shall have delivered to BPZ copies of the Leak Out Agreements executed by the individuals listed on Schedule 4.4; and

          (i) Navidec shall have delivered to BPZ a certificate or certificates representing the BPZ Converted Shares.

                                  Article VII
                                 INDEMNIFICATION


     7.1 Navidec hereby agrees to indemnify and hold BPZ, and its officers, directors, employees and agents harmless from and against the following:

          (a) Any and all liabilities, losses, claims, costs, expenses, damages and judgments (including, without limitation, any legal or other expenses incurred in connection with investigating or defending any matter, including any action, that could give rise to such liabilities, losses, claims, costs, expenses, damages and judgments) (collectively, the "Losses") resulting from or arising out of any breach of any representation, warranty, or non-performance of any covenant or agreement on the part of Navidec contained in this Agreement or in any statement or certificate furnished or to be furnished by Navidec pursuant hereto or in connection with the transactions contemplated hereby; and

          (b) Any and all losses resulting from or arising out of the conduct of any business, any act or any omissions by or on behalf of Navidec prior to the Closing.

     7.2 BPZ hereby agrees, to indemnify and hold Navidec, its officers, directors, employees and agents harmless from and against any and all Losses resulting from or arising out of any breach of any representation, warranty, or non-performance of any covenant or agreement on the part of BPZ contained in this Agreement or in any statement or certificate furnished or to be furnished by BPZ pursuant hereto or in connection with the transactions contemplated hereby. Additionally, after Closing, the newly appointed officers, directors and affiliates of Navidec shall support any and all reasonable claims that the former officers and directors may make for indemnification pursuant to the Navidec Articles of Incorporation and the CBCA regarding their activities prior to the Closing Date and their resignations pursuant to this Agreement.

     7.3 In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant to Section 7.1, 7.2 or 7.3 (the "Indemnified Party"), the Indemnified Party shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing. A delay in giving notice shall only relieve the Indemnifying Party of liability to the extent the Indemnifying Party suffers actual prejudice because of the delay. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the proceeding or claim involves only money damages, not an injunction or other equitable relief, and unless the Indemnifying Party:

          (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnified Party, and

          (b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnified Party, in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense, but the Indemnified Party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the Indemnifying Party does not assume control of the defense of such a proceeding or claim, (i) the entire defense of the proceeding or claim by the Indemnified Party, (ii) any settlement made by the Indemnified Party, and (iii) any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the Indemnifying Party as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the Indemnifying Party to contest the right of the Indemnified Party to indemnification under the Agreement with respect to the proceeding or claim shall not be extinguished. If the Indemnifying Party does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the Indemnified Party settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect of the proceeding or claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

     7.4 The Parties agree that the representations and warranties contained in this Agreement will survive the Closing and continue to be binding until the second anniversary thereof regardless of any investigation made at any time by any party.

                                  Article VIII
                              POST-CLOSING MATTERS

     8.1 Resignation of Officers. At the closing, Navidec will cause all of its officers to resign from office.

     8.2 AMEX/NASDAQ Small Cap Listing. Within 180 days following the Closing, BPZ shall use reasonable commercial efforts to cause Navidec to file an application for the listing of its common stock on the American Stock Exchange ("AMEX") or the NASDAQ Small Cap.

     8.3 Proceeds from Option Exercises. To the extent that any Navidec options that are outstanding prior to the Closing are exercised subsequent to the Closing Date, Navidec shall be obligated to pay the proceeds from said exercises to Navidec Financial, whether or not Navidec Financial shall have completed its contemplated spin-off as of the date of the exercise of said options.

     8.4 Investor Relations and Public Relations. From and after the Closing Date, BPZ shall cause Navidec to retain Navidec Financial for investor relations and public relations services for a period not less than twelve (12) months, and agrees, during such period, to budget $360,000 on investor relations and public relations services (the "PR Agreement"). The PR Agreement shall provide for the payment of $30,000 per month as a fee plus all expenses of Navidec Financial payable pursuant to the PR Agreement over the term of the Agreement. The budget will also include the expenses of Navidec incurred in the furtherance of the investor relations and public relations function and fees payable to other third party vendors as may be anticipated by the parties to the PR Agreement. As partial condition of the services of Navidec Financial, Navidec shall issue to Navidec Financial a stock purchase warrant exercisable to acquire not more than 1,500,000 shares of Navidec Common Stock at an exercise price of $2.00 per share which warrant shall expire on the second anniversary date of the PR Agreement. At Closing, Navidec Financial shall own 2,000,000 shares of Navidec Common Stock.

     8.5 Amendment of Navidec Articles of Incorporation. At the first annual or special meeting of shareholders to occur after the Closing Date, the Board of Directors shall propose an amendment to the Navidec Articles of Incorporation to increase the commons share capital of the Company in such a fashion as to permit Navidec to complete the exchange for BPZ Common Stock as provided by Section 2.2 and to change the name of the Company to BPZ Energy, Inc.

     8.6 Affiliate Party Transactions. Until the expiration of the 18th month anniversary of the Closing Date, neither Navidec nor any of its subsidiaries shall enter into any agreement, contract or arrangement relating to the issuance of Navidec debt or equity securities, except as contemplated by Section 6.1(e), with any affiliate of unless such agreement, contract or arrangement is negotiated at arms-length at competitive terms.

                                   Article IX
                                  MISCELLANEOUS

     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned (i) by the mutual written consent of Navidec and BPZ at any time, (ii) by either Navidec, on the one hand, or BPZ, on the other hand, if the transactions contemplated hereby (except the completion of the spin-off) have not been consummated prior to September 30, 2004; (iii) by either Navidec, on the one hand, or BPZ, on the other hand, upon 30 days' written notice to the other, if the non-terminating party is in material breach of this Agreement and does not cure such breach within such 30 days of receiving detailed written notice thereof, provided that the party seeking to terminate is not in material breach or default of this Agreement. In the event of such termination and abandonment, neither Navidec nor BPZ (or any of their respective directors or officers) shall have any liability or further obligations to any other party to this Agreement, except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

     9.2 Expenses. Whether or not the transactions contemplated are consummated, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated will be paid by the party incurring such expenses; provided, however, (i) BPZ shall at its sole expense, engage legal counsel of its choosing to prepare, file and distribute all documents which are required to be filed under the Exchange Act or Securities Act in connection with the transactions contemplated hereby, and (ii) Navidec Financial shall incur and pay all expenses of Navidec in connection with same, including, without limitation, legal fees incurred in connection with preparing and filing all documents necessary or advisable to be filed with the SEC and otherwise in connection with the "spin-off" of Navidec Financial to Navidec shareholders and distribution expenses of the Transfer Agent.

     9.3 Brokers. No broker or finder is entitled to any brokerage or finder's fee or other commission or fee from any company or based upon arrangements made by or on behalf of any party with respect to the transactions contemplated by this Agreement, except as disclosed on Schedule 9.3 annexed hereto, and the party so indicated on Schedule 9.3 shall be liable for the payment thereof.

     9.4 Arbitration. Any controversy arising out of, connected to, or relating to any transactions herein contemplated, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or state securities acts, banking statues, consumer protection statutes, federal and/or state anti-racketeering (e.g. RICO) claims as well as any common law claims and any state law claims of fraud, negligence, negligent misrepresentations, and/or conversion and any disputes as to the arbitrability of any such claim shall be settled by arbitration in City and County of Denver, State of Colorado and in accordance with the commercial rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with such rules. Any judgment on the arbitrator's award may be entered in any court having jurisdiction thereof. The arbitrators shall hear and determine the matter and shall execute and acknowledge its award, in writing, and if requested by either party, shall make findings of fact and conclusions of law. Any award determined by the arbitrators shall be final and binding on the Parties, however, in the event of any misconduct, partiality, corruption or the like of any arbitrator, the Parties shall retain any rights of appeal to which they may be entitled pursuant to applicable Law. The cost and expense of arbitration, including the fees of the arbitrator, and the reasonable legal and accounting fees and expenses of the Parties, shall be divided between the Parties in such proportion as the arbitrators may determine.

     9.5 Other Actions. Each of the Parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     9.6 Entire Agreement; Waiver and Amendment. This Agreement, the exhibits and schedules hereto contain the entire agreement by and among Navidec, Merger Corp. and BPZ with respect to the transactions contemplated hereby. Any and all prior discussions, negotiations, commitments and understandings relating to the subject matter of this Agreement are superseded by this Agreement. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the Parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     9.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its principles of conflicts of laws.

     9.8 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail postage prepaid, addressed as follows:

     If to Navidec:               Navidec, Inc.
                                  6399 S Fiddlers Green Circle Suite #300
                                  Greenwood Village, Colorado 80111

     With a copy to:              Ballard Spahr Andrews & Ingersoll, LLP
                                  1225 17th Street Suite 2300
                                  Denver, Colorado  80202
                                  Attn:  Roger V. Davidson

     If to BPZ:                   BPZ Energy Inc.
                                  Shareholder Representatives
                                  11999 Katy Freeway Suite 560
                                  Houston, Texas  77079

     With a copy to:              BPZ Energy Inc.
                                  3900 West Highway 180
                                  Snyder, Texas 79550
                                  Attn: Gordon Gray

     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one agreement.

     9.11 Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by Navidec and BPZ or, subject always to Section 5.6, as required by applicable Law. If public disclosure or notice is required by applicable Law, subject always to Section 5.6, the disclosing party will use its best efforts to give the other prior written notice of the disclosure to be made.

     9.12 Gender; Number. The use of a particular pronoun herein shall not be restrictive as to gender, and the use of the singular or plural shall not be restrictive as to number, but shall be interpreted in all cases as the context may require.

     9.13 Schedules. The Schedules attached hereto and/or delivered herewith are an integral part of this Agreement as if fully re-written herein.

     9.14 Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns. Except as herein provided, no party will have the right to assign this Agreement, or any of such party's rights hereunder, without the prior written consent of the other Parties.

                           [Signature page to follow]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first hereinabove written.

                                           NAVIDEC, INC.


                                           By: /s/  John R. McKowen
                                               ---------------------------------
                                           Name:    John R. McKowen
                                           Title:   President


                                           NAVIDEC MERGER CORP.


                                           By: /s/  John R. McKowen
                                               ---------------------------------
                                           Name:    John R. McKowen
                                           Title:   President


                                           BPZ ENERGY, INC.


                                           By: /s/  Manuel Pablo Zuniga Pflucker
                                               ---------------------------------
                                           Name:    Manuel Pablo Zuniga Pflucker
                                           Title:   President

                                   Schedule A
                                   ----------

                                BPZ Shareholders


                                                           No. of Navidec Shares
                                       No. of BPZ to            be Received
     Name and Address                  Shares Owned             in Exchange
     ----------------                  ------------             -----------

Thomas Kelly                            5,247,737                5,247,737
Allied Crude Purchasing, Inc.           5,619,173                5,619,173
ENERGY SERVICES DEL PERU S.A.C.           737,410                  737,410
Lothian Bancorp                           500,000                  500,000
Fernando Zuniga-Rivero                  5,004,016                5,004,016
Manuel Pablo Zuniga Pflucker            5,004,016                5,004,016
Blanca Pflucker de Zuniga                 240,158                  240,158
Hugh Hay Roe                              747,679                  747,679
Tomas E. Vargas                         1,777,975                1,777,975
Luis Enrico                               283,022                  283,022
Manuel Zavala                              41,341                   41,341
Moises Silva                               19,275                   19,275
Rafael Zoeger                             170,128                  170,128
Carlos Monges                              34,876                   34,876
John R. (Ron) Roberson                  1,117,231                1,117,231
Matthew Benson                            204,154                  204,154
Frederic J.L. Briens                      170,128                  170,128
Martin Escobar                             12,368                   12,368
Daniel Slavinski                           15,312                   15,312
Jose N. Alvarez                            54,002                   54,002

                                 Schedule 1.3(a)
                                 ---------------

       Certificate of Incorporation of Merger Corp./Surviving Corporation

                                 Schedule 1.3(b)
                                 ---------------

                  By-laws of Merger Corp./Surviving Corporation

                                 Schedule 1.3(c)
                                 ---------------

           Officers and Directors of Surviving Corporation and Navidec

                                  Schedule 5.5
                                  ------------

         Navidec Shareholders to Execute Leak Out and Voting Agreements



                                 John R. McKowen
                                   Jeff Ploen
                                   Chuck Kirby